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                                                                    EXHIBIT 99.1


[LOGO]     QLT INC.        887 Great Northern Way              t 604.707.7000
                           Vancouver, BC Canada V5T 4T5        f 604.707.7001
                                                               www.qltinc.com



news release

           QLT ANNOUNCES VISUDYNE(R) SALES FOR SECOND QUARTER OF 2005


FOR IMMEDIATE RELEASE                                              JULY 14, 2005

VANCOUVER, CANADA--QLT Inc. (NASDAQ:QLTI; TSX:QLT) today reported that its alliance partner, Novartis, announced global Visudyne(R) (verteporfin) sales of US$129 million for the quarter ended June 30, 2005. This represents an increase of 18% over sales in the second quarter of 2004.

QLT will release its full second quarter financial results on Thursday, July 28, 2005, at 7:30 a.m. Eastern Time (ET).

QLT Inc. is a global biopharmaceutical company specializing in developing treatments for cancer, eye diseases and dermatological and urological conditions. We have combined our expertise in the discovery, development, commercialization and manufacture of innovative drug therapies with our unique technology platforms to create highly successful products such as Visudyne and Eligard(R). For more information, visit our web site at www.qltinc.com.

CONFERENCE CALL INFORMATION

QLT Inc. will hold an investor conference call to discuss the second quarter results on Thursday, July 28 at 8:30 a.m. ET (5:30 a.m. PT). The call will be broadcast live via the Internet at www.qltinc.com. To participate on the call, please dial 1-800-525-6384 (North America) or 780-409-1668 (International) before 8:30 a.m. ET. A replay of the call will be available via the Internet and also via telephone at 1-800-677-1564 (North America) or 402-220-1442 (International), access code 7700249.

A full explanation of how QLT determines and recognizes revenue resulting from Visudyne sales is contained in the financial statements contained in our periodic reports on Forms 10-Q and 10-K, under the heading "Significant Accounting Policies - Revenue Recognition." Visudyne sales are product sales by Novartis under its alliance with QLT.



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QLT Inc.:
Vancouver, Canada
Tamara Hicks
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001

Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-aventis.

QLT Inc. is listed on The Nasdaq Stock Market under the trading symbol "QLTI" and on The Toronto Stock Exchange under the trading symbol "QLT."

The financial results for Visudyne sales in this press release are preliminary and unaudited and are not a complete disclosure of our quarterly financial results. Certain statements in this press release constitute "forward-looking statements" of QLT within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. These statements are only predictions and actual events or results may differ materially. Factors that could cause such actual events or results expressed or implied by such forward-looking statements to differ materially from any future results expressed or implied by such statements are described in detail in QLT's Annual Information Form on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on our current expectations and QLT does not assume any obligation to update such information to reflect later events or developments, except as may be required by law.














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